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                                                                    EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports (and to all references to our firm) for BridgeStreet Accommodations, Inc. dated April 10, 1997, for Temporary Corporate Housing Columbus, Inc. dated February 28, 1997, for Corporate Lodgings, Inc. dated February 28, 1997, for Exclusive Interim Properties, Ltd., dated March 11, 1997, for Home Again, Inc. dated March 21, 1997 and for Temporary Housing Experts, Inc. dated March 21, 1997, except for Note 10, for which the date is June 30, 1997, included in or made part of this registration statement.


                                               /s/ Arthur Andersen LLP



Cleveland, Ohio,
November 14, 1997.